Exhibit 15.5

 Our Ref: UK30724 AMT Coal - SRK Consent.docx                             7 February 2020

Dear Sirs/Mesdames:

RE:    United States Securities and Exchange Commission

I hereby consent to (a) SRK Consulting (UK) Limited being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2019 (the "2019 20-F”) as having conducted the review of the current life of mine plan being used as a basis for the 2019 coal mineral reserve estimates for ArcelorMittal Kazakhstan's Karaganda coal operations and (b) the incorporation by reference of the 2019 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-223400 on Form F-3.

/s/ Sabine Anderson	/s/ Richard Oldcorn
Sabine Anderson, Principle Consultant (Due Diligence) SRK Consulting (UK) Limited	Richard Oldcorn, Corporate Consultant (Due Diligence), Managing Director SRK Consulting (UK) Limited